Exhibit 99.1

 GERALDINE LAYBOURNE  ELECTED TO  JCPENNEY BOARD OF DIRECTORS

 Pioneering Force in the Media Industry Brings
 Experience in Capturing Audience Attention and Online Strategies

Plano, Texas (Dec. 8, 2009) – J. C. Penney Company, Inc. (NYSE: JCP) today announced that Geraldine B. Laybourne, a highly respected leader and innovator in the media industry, has been elected to its Board of Directors.   Ms. Laybourne was most recently the co-founder, chairman and chief executive officer of Oxygen Media, a pioneering network which produces content aimed at younger women for cable and the Internet.

Myron E. (Mike) Ullman, III, chairman and chief executive officer, said, “Gerry Laybourne is a  visionary in the media field, known for enormous skill in capturing audience attention and loyalty and pioneering efforts in harnessing the power of the Internet. Throughout her career, she has been able to bring her vision to life and execute with clear success.  She is an outstanding addition to our Board, and we look forward to leveraging her world-class talent to enhance our customer strategies to make JCPenney their first-choice shopping destination.”

Ms. Laybourne began her career at Nickelodeon, where she spent 16 years, including serving as its president from 1989 to 1996. She also served as vice chair of Nickelodeon’s parent company, MTV Networks, from 1992 to 1996. While at Nickelodeon, Ms. Laybourne and her team built the Nickelodeon brand and launched Nick at Nite. During this time, Nickelodeon became the top-rated cable network and won numerous awards, including Emmys, Peabodys, CableACE and Parents’ Choice awards.  She left Nickelodeon in 1996 to become president of  Disney/ABC Cable Networks.  In 1998, she left Disney to create Oxygen Media, which grew to reach 74 million homes by the time it was sold to NBC Universal in 2007.

Ms. Laybourne currently serves on the Boards of Directors of Symantec, Electronic Arts, Move, Inc, Insight Communications, and The White House Project.  She has received countless honors throughout her career, including the Annenberg Public Policy Center’s Award for Distinguished Lifetime Contribution to Children and Television, the New York Women in Communications Matrix Award for Broadcasting, and the Creative Coalition’s Spotlight Award.  Ms. Laybourne was also the youngest person ever to be inducted into the Broadcast and Cable Hall of Fame.

Ms. Laybourne received her B.A. degree from Vassar College and an M.S. from the University of Pennsylvania.

About JCPenney
JCPenney is one of America's leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

Contacts:

Media Relations:

Darcie Brossart; (972)431-3400, jcpcorpcomm@jcpenney.com

Investor Relations:

Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com